                                                                      EXHIBIT 99
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 NEWS RELEASE                                   [LOGO OF TORCHMARK CORPORATION]

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Torchmark Corporation  .  2001 Third Avenue South  .  Birmingham, Alabama  35233
         Contact:  Joyce Lane    972-569-3627        NYSE Symbol:  TMK


                     TORCHMARK CORPORATION REPORTS YEAR END
                        AND FOURTH QUARTER 1999 RESULTS


     Birmingham, Alabama, February 1, 2000....Torchmark Corporation (NYSE: TMK)
reported today that for the year ended December 31, 1999, net operating income, before a nonrecurring charge recognized in the fourth quarter, was $2.55 per share ($341 million) up 11% from $2.29 per share ($324 million) for the prior year. For the fourth quarter of 1999, net operating income, before the nonrecurring charge, was $.66 per share ($87 million) compared with $.60 per share ($85 million) for the fourth quarter of 1998, a 10% per share increase.

     In the third quarter of 1999, Reader's Digest Association (RDA) and Torchmark entered into an agreement to market Torchmark insurance products to RDA's United States and Canadian customers. Torchmark began test marketing during the fourth quarter of 1999. The less than favorable results from these tests indicate that it is unlikely that Torchmark will recover the full amount of compensation guaranteed to RDA. As a result, Torchmark recorded a nonrecurring after tax operating charge of $13 million ($.10 per share) in the fourth quarter of 1999. Including this nonrecurring charge, net operating income was $2.45 per share for the year ended December 31, 1999, and $.56 per share for the fourth quarter of 1999.

     The following chart displays the key per share components of Torchmark's net operating income:

                                                          Key Components of Net Operating Income Per Diluted Share
                                                  ----------------------------------------------------------------------
                                                        Year Ended                         Quarter Ended
                                                        December 31,            %           December 31,             %
                                                        ------------                       -------------
                                                      1999        1998        Change      1999        1998         Change
                                                      ----        ----        ------      ----        ----         ------
Insurance Underwriting Income:
   Excluding Family Service Life                    $ 2.49       $ 2.25         11        $ .64      $ .58            10
   Family Service Life                                   0          .01                       0          0
Excess Investment Income                              1.61         1.46         10          .41        .38             8
Other                                                ( .25)       ( .25)         0         (.06)      (.06)            0
Income Tax                                           (1.30)       (1.17)        11         (.33)      (.31)            6
                                                    ------       ------                   -----      -----
Net Operating Income
   Excluding Nonrecurring Charge                    $ 2.55       $ 2.29         11        $ .66      $ .60            10

Nonrecurring Charge-Recognition
   Of Charge Relating to Reader's
   Digest Contract, After Tax                        ( .10)                                (.10)
                                                    ------       ------                  ------     ------
Net Operating Income                                $ 2.45       $ 2.29                   $ .56      $ .60


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

INSURANCE OPERATIONS - comparing the year ended December 31, 1999, with the year ended December 31, 1998:

     Total premium revenue increased 8% to $1.9 billion. Life premium revenue increased 6% to $1.0 billion. Health premium revenue increased 9% to $825 million.

     Insurance net underwriting income increased 5% to $333 million. The life underwriting margin (before administrative expenses) was 26% of premium, compared with 27% for 1998. The health underwriting margin was 18% of premium, the same as for the year 1998. Administrative expenses were $105 million, compared with $103 million for 1998, but declined as a percentage of premium from 5.9% to 5.6%. Insurance underwriting results are summarized in the following chart:

                                                                 Insurance Underwriting Income
                                                             (in millions, except per share data)
                               --------------------------------------------------------------------------------------
                                       Year                               Year
                                      Ended             % of              Ended                 % of
                                December 31, 1999     Premium       December 31, 1998         Premium          Change
                                -----------------     -------       -----------------         -------          ------
Underwriting Income before
     Administrative Expenses
          Life                        $ 264.4           26              $ 254.1                   27             4
          Health                        144.6           18                139.4                   18             4
          Annuity                        25.7                              21.8                                 18
                                      -------                           -------
                                        434.7                             415.4
Other Income                              3.3                               4.5
Administrative Expenses                (104.9)           6               (102.6)                   6             2
                                      -------                           -------

Underwriting Income -
     Excluding Family Service Life *  $ 333.2                           $ 317.4                                  5


     Per Share                        $  2.49                           $  2.25

Underwriting Income -
     Family Service Life *                 0                                1.4

Total Underwriting Income             $ 333.2                           $ 318.7


* As previously reported, Family Service Life was sold to an unaffiliated acquirer during the second quarter of 1998.



      Total insurance sales were $450 million, a 17% increase. Total life insurance sales of $257 million were up 5%.

      Total health insurance sales, including sales of Medicare supplements, were $193 million, an increase of 39%. Health sales by the United American Agencies were $171 million, an increase of 49%, and were primarily sales of Medicare supplements. Total Medicare supplement sales were $153 million, an increase of 49%. Medicare supplement annualized premium in force at year end 1999, increased 14% to $631 million. Sales by distribution channels are shown in the following chart:

                                                     Annualized Life and Health Premium Issued
                                                             (dollars in millions)
                                         ----------------------------------------------------------------------
                                                Life                  Health                    Total
                                            ------------           ------------              ------------
                                             Year Ended             Year Ended                Year Ended
                                            December 31,            December 31,              December 31,
                                            ------------    %       ------------     %        ------------     %
                                           1999     1998   Chg.     1999    1998    Chg.      1999    1998    Chg.
                                           ----     ----   ----     ----    ----    ----      ----    ----    ----
Direct Response                          $ 96.1   $ 93.5    3      $  4.3  $  3.9     11      $100.4  $ 97.4    3

LNL Exclusive Agency                       51.5     45.5   13         9.9    11.1    (11)       61.3    56.7    8

American Income Agency                     54.0     53.6    1         8.0     9.1    (12)       62.1    62.7   (1)

UI Agency                                  15.6     15.4    1          --      --     --        15.6    15.4    1

Military Agency                            17.1     16.9    1          --      --     --        17.1    16.9    1

United American Agencies
      Exclusive Agency                      5.3      5.5   (3)      102.6    64.2     60       107.9    69.7   55
      Independent Agency                   13.3      9.4   42        68.0    50.5     35        81.3    59.9   36

Other                                       4.2      4.7  (10)         --      --     --         4.2     4.7  (10)
                                         ------   ------           ------  ------             ------  ------

Total Premium Issued                     $257.2   $244.5    5      $192.8  $138.9     39      $450.0  $383.4   17




INVESTMENTS - comparing the year ended December 31, 1999, with year ended December 31, 1998:

     Excess investment income (investment income less interest credited on net policy liabilities and less financing costs) increased 5% to $215 million. Investment income declined 3% to $459 million due primarily to the sale of Family Service Life in the second quarter of 1998 and the repurchase of Torchmark shares since late 1998. Financing costs decreased 7% to $66 million, due in part to the redemption of long term debt during 1998 as well as continued low short term borrowing rates. Interest credited to net policy liabilities declined 8% to $177 million, due primarily to the sale of Family Service Life.

     After tax net realized capital losses were $72 million for 1999 compared with $51 million for 1998. The losses in 1999 consist of $41 million relating to the previously reported write down of Torchmark's real estate portfolio, $19 million of losses resulting from planned sales of fixed maturity investments and $12 million due to the decline in the market value of its interest rate swap.

SHARE REPURCHASE

     During 1999, a total of 5.4 million shares at a total cost of $175.5 million were repurchased at an average cost of $32.50 per share. At December 31, 1999, there were 132.0 million Torchmark shares outstanding (132.3 million on a diluted basis).

     On November 16, 1999, the Company executed a voluntary stock option exercise program through which 85 directors and employees exercised vested stock options and received replacement options at the current market price. As a result, the Company issued 1.8 million new shares to the participants; however,
1.3 million of the new shares were immediately sold through the open market by the employees and directors to cover the option exercise price of their new shares and their related income taxes. As a result of the program, management's ownership in the Company increased, and the Company will receive a significant current tax benefit from the exercise of the options. In order to maintain an orderly market in the Company's shares, on November 16, the Company bought 1.3 million open market shares not reflected in the Company's share buy-back program data described above.


TORCHMARK CONSOLIDATED

     Return on equity for the year ended December 31, 1999, (excluding the effect of SFAS 115, net realized investment losses and the nonrecurring charge) was 16.2%. Total assets at December 31, 1999, were $12.1 billion and shareholders' equity was $2.0 billion. Book value per share at December 31, 1999 was $16.32, excluding the effect of SFAS 115. The debt to capital ratio, excluding the effect of SFAS 115, was 25.2% at December 31, 1999 as compared with 24.3% at December 31, 1998 (31.3% and 30.6% respectively, when the Monthly Income Preferred Securities are treated as debt rather than equity).

     Torchmark's total revenues for the year of 1999 increased 5% to $2.3 billion. Net operating income, before the nonrecurring charge recorded in the fourth quarter, for the year 1999 ($341 million) differs from net income by the following items, net of taxes:

     (i)   net realized investment losses and related DAC adjustment,
     (ii)  net loss from discontinued asset management operations,
     (iii) gain on sale of equipment, and
     (iv) the effect of a change in accounting principle for the interest rate swap.

Net operating income for the year of 1998 ($324 million) differs from net income for that period by the following items, net of taxes:

     (i)   net income from discontinued asset management operations,
     (ii) expenses related to the spinoff of discontinued asset management operations,
     (iii) net realized investment losses and DAC adjustment,
     (iv) income related to the investment in Vesta Insurance Group and the effect of the restatement of its carrying value, and
     (v)   loss on redemption of debt.

                                                                       Summary of Financial Results
                                                                  (in thousands, except per share data)
                                                                   -----------------------------------
                                                     Year Ended December 31,                 Quarter Ended December 31,
                                                     -----------------------                 --------------------------
                                                   1999                 1998                  1999                1998
                                             -----------------  -----------------      ----------------  -----------------
Total Revenue *                                  $2,332,763         $2,215,513              $593,302           $553,385
Net Operating Income:
          Before nonrecurring charge             $  341,167         $  324,315              $ 86,887           $ 84,660
             Per diluted share                   $     2.55         $     2.29              $    .66           $    .60
          After nonrecurring charge              $  327,744         $  324,315              $ 73,464           $ 84,660
             Per diluted share                   $     2.45         $     2.29              $    .56           $    .60
Weighted Average Diluted Shares
     Outstanding (000 omitted)                      133,986            141,352               132,317            140,419

* Total revenue excludes net realized investment losses and the gain on sale of equipment.



For additional information contact:  Joyce Lane
                                     Vice President, Investor Relations
                                     Phone:  972/569-3627
                                     FAX:  972/569-3696
                                     jlane@torchmarkcorp.com
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